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                                                                EXHIBIT 75

CONTACTS:
     QUICKTURN DESIGN SYSTEMS, INC.     ABERNATHY MACGREGOR FRANK
     Ray Ostby                          Matt Sherman
     (408) 914-6000                     (212) 371-5999


FOR IMMEDIATE RELEASE

                MENTOR GRAPHICS TERMINATES PARTIAL TENDER OFFER

     MENTOR WITHDRAWS REQUEST FOR SPECIAL MEETING OF QUICKTURN STOCKHOLDERS
         AND WITHDRAWS SLATE OF DIRECTOR NOMINEES TO QUICKTURN'S BOARD

SAN JOSE, Calif., January 8, 1999 -- Quickturn Design Systems, Inc. (Nasdaq:
QKTN) announced today that Mentor Graphics Corporation (Nasdaq: MENT) has withdrawn its request for a Special Meeting of Quickturn Stockholders, scheduled for today, January 8, 1999, and has withdrawn its proposed slate of director nominees and related proposals that were scheduled to be voted on at the Special Meeting. Mentor also announced that it has terminated its previously announced unsolicited tender offer for 2,100,000 shares of Quickturn.

Keith R. Lobo, president and chief executive officer of Quickturn, said, "We are extremely pleased with this outcome. Now our Board can continue to manage the business of Quickturn in the best interests of Quickturn's stockholders without distraction. Our Board believes that our definitive merger agreement with Cadence provides our stockholders with superior value and tremendous upside potential. We look forward to completing our merger with Cadence as quickly as possible for the benefit of all our stockholders."

Quickturn Design Systems, Inc. is the leading provider of verification products and time-to-market engineering (TtME(TM)) services for the design of complex ICs and electronic systems. The company's products are used worldwide by developers of high-performance computing, multimedia, graphics and communications systems. Quickturn is headquartered at 55 W. Trimble Road, San Jose, CA 95131-1013;
Telephone: 408/914-6000. For more information, visit the Quickturn Web site at www.quickturn.com or send e-mail to info@quickturn.com.
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